SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. ___)

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☐  Definitive Proxy Statement

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☒  Soliciting Material pursuant to §240.14a-12

POLONIA BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRESS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:

PRUDENTIAL BANCORP, INC.	POLONIA BANCORP, INC.
Anthony Migliorino	Joseph T. Svetik
(215) 755-1500	(215) 938-8800

Release Date:	June 2, 2016

At 4:10 p.m. EST

PRUDENTIAL BANCORP, INC. AND POLONIA BANCORP, INC.

ANNOUNCE MERGER AGREEMENT

Combination Expands Prudential Bancorp, Inc.’s Presence in Philadelphia County

Creates Community Bank with Over $850 Million of Assets

Philadelphia, PA and Huntingdon Valley, PA – Prudential Bancorp, Inc. (“PBIP”, “Prudential”) and Polonia Bancorp, Inc. (“PBCP”, “Polonia”) announced today that they have entered into a definitive agreement (the “Agreement”) pursuant to which Polonia will be merged into Prudential, with Prudential being the surviving entity. Upon the closing of the transaction, Polonia Bank, the wholly owned bank subsidiary of Polonia, will merge into Prudential’s wholly owned bank subsidiary, Prudential Savings Bank. The merger will enhance Prudential’s presence in Philadelphia County. At closing, the combined company is expected to have over $850 million in total assets. This transaction will expand Prudential’s existing branch network in the Philadelphia market for a total of 11 branches.

Prudential will acquire 100% of the outstanding shares of Polonia in exchange for a mixture of cash and common shares of Prudential. Under the terms of the agreement, shareholders of Polonia will be entitled to elect to receive either 0.7591 shares of Prudential common stock or $11.28 in cash for each common share of Polonia, subject to proration and allocation to ensure that 50% of outstanding Polonia shares are exchanged for shares of Prudential common stock and 50% are exchanged for cash. The exchange ratio and per share cash consideration are subject to adjustment based on the amount of Polonia’s stockholders’ equity prior to closing as calculated in accordance with the Agreement. The transaction, which has been unanimously approved by both Prudential’s and Polonia’s boards of directors, is expected to close in the fourth quarter of 2016, pending receipt of regulatory approvals, the approval of the shareholders of Polonia and other customary closing conditions.

The cash and stock transaction is valued at approximately $38.1 million, including the value of outstanding options to acquire Polonia common stock, based on Prudential’s 20-day average closing stock price as of June 1, 2016. Options to acquire Polonia common stock will be cashed out for the positive difference, if any, between the per share cash consideration and the option exercise price.

From the outset, the merger is expected to be significantly accretive to the combined company’s earnings per share in 2017 and thereafter. The modest tangible book value dilution to be experienced at closing is expected to be earned back in approximately one year using either the “crossover” or simple method. Key transaction assumptions include negative pre-tax gross marks of $2.5 million and that Prudential is expected to realize over 50% cost savings on operations. The transaction will also help leverage Prudential’s existing capital base, while still maintaining a strong capital base available for implementation of future capital management strategies.

Dennis Pollack, President and CEO of Prudential said, “Acquiring Polonia is a very beneficial transaction that will enable us to increase the value of the franchise for the benefit of our shareholders. We will continue to pursue all strategies available to reach a higher level of financial performance in order to maximize shareholder value.”

Joseph Svetik, President and CEO of Polonia noted, “We are pleased to join with a partner like Prudential that shares our commitment to community banking. The larger size of the combined company will benefit our customers and communities with a broader array of products and services.”

Sandler O’Neill & Partners, L.P. served as financial advisor and rendered a fairness opinion to Prudential, and Silver, Freedman, Taff & Tiernan LLP served as legal counsel. FinPro Capital Advisors served as financial advisor and rendered a fairness opinion to Polonia, and Kilpatrick Townsend & Stockton LLP served as legal counsel.

About Prudential Bancorp, Inc.

Prudential Bancorp, Inc. is the holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. Prudential Savings Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as five additional full-service branch offices, four of which are in Philadelphia, and one is in Drexel Hill, Delaware County, Pennsylvania.

About Polonia Bancorp, Inc.

Polonia Bancorp, Inc. is the holding company for Polonia Bank. Polonia Bank is headquartered in Huntingdon Valley, Pennsylvania and has provided community banking services to customers for almost 93 years. Polonia Bank currently operates five full-service locations in Montgomery and Philadelphia Counties, Pennsylvania.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to Prudential and Polonia, or other effects of the proposed merger on Prudential and Polonia. These forward-looking statements include statements with respect to Prudential’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond Prudential’s control). The words “may,” “could,” “should,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by Prudential with the SEC and those identified elsewhere in this document, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: the ability to obtain regulatory approvals and satisfy other closing conditions to the merger, including approval by shareholders of Polonia; delay in closing the merger; difficulties and delays in integrating the Polonia business or fully realizing anticipated cost savings and other benefits of the merger; business disruptions following the merger; the strength of the United States economy in general and the strength of the local economies in which Prudential and Polonia conduct their operations; general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of Prudential’s loan, investment and mortgage-backed securities portfolios, changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting Prudential’s operations, markets, products, services and fees; and the success of Prudential at managing the risks involved in the foregoing.

Annualized, pro forma, projected and estimated numbers presented herein are presented for illustrative purpose only, are not forecasts and may not reflect actual results.

Prudential does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of Prudential to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to Prudential’s business, you are encouraged to review Prudential’s filings with the SEC, including its most recent Annual Report on Form 10-K, as supplemented by its quarterly or other reports subsequently filed with the SEC.

Important Additional Information and Where to Find It

Prudential intends to file with the SEC a Registration Statement on Form S-4 relating to the proposed merger, which will include a prospectus for the offer and sale of Prudential’s common stock as well as the proxy statement of Polonia for the solicitation of proxies from its shareholders for use at the meeting at which the merger will be considered. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF POLONIA ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED BY PRUDENTIAL WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the proxy statement/prospectus, as well as other filings containing information about Prudential, may be obtained at the SEC’s website at http://www.sec.gov, when they are filed by Prudential. You will also be able to obtain these documents, when they are filed, free of charge, from Prudential at www.prudentialsavingsbank.com under the heading “About Us” and then under the Investor Relations menu. In addition, copies of the proxy statement/prospectus can also be obtained, when it becomes available, free of charge by directing a request to Prudential at 1834 West Oregon Avenue, Philadelphia, PA 19145 or by contacting Regina Wilson, Corporate Secretary, at 215-755-1500 or to Polonia at 3933 Huntingdon Pike, 3rd Floor, Huntingdon Valley, PA 19006 or by contacting Paul Rutkowski, CFO and Corporate Secretary, at 215-938-8800.

Polonia and certain of its directors and executive officers may be deemed to be “participants” in the solicitation of proxies in connection with the proposed Merger. Information concerning the interests of the Polonia persons who may be considered “participants” in the solicitation is set forth in the proxy statement for Polonia’s 2016 annual meeting of shareholders, as filed with the SEC on April 8, 2016. Additional information concerning Polonia’s directors and executive officers, including their ownership of Polonia common stock, will be set forth in the proxy statement/prospectus relating to the merger, when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

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